SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2010

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

ITEM 8.01.  OTHER EVENTS

On August 6, 2010, the Board of Directors of Harleysville Group Inc. (the “Company”) declared a quarterly cash dividend of $0.36 per share, payable on September 30, 2010 to stockholders of record on September 15, 2010.  This represents an increase of 11 percent over the dividend paid in the prior quarter.

On the same date the Board authorized a new share repurchase program pursuant to which the Company may repurchase up to an additional 800,000 shares (with an approximate value of $25 million) or about three percent of the Company’s outstanding shares of common stock.  The Company currently intends to make such purchases in open market transactions from its public float and not to repurchase shares from Harleysville Mutual Insurance Company, which owns 53% of Harleysville Group’s common stock.  The Board authorized the Company to make purchases under the terms of a Rule 10b5-1 trading plan, which permits the Company to repurchase its common stock during times when it would not otherwise be in the market due to self-imposed trading blackout periods or possible possession of nonpublic information.  The share repurchase program will remain in place for a maximum term of two years.

A copy of the press release announcing the increase in the quarterly dividend and the share repurchase program is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)              Exhibits

Number                            Description

99.1*	Press Release of Harleysville Group Inc., dated August 6, 2010

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*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.
Registrant

Date: August 9, 2010	By:	/s/Robert A. Kauffman
Robert A. Kauffman Senior Vice President, Secretary, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press release of Harleysville Group Inc., dated August 6, 2010.

*Filed herewith.